101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:                                          FOR FURTHER INFORMATION CONTACT:
November 13, 2009                                                             Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Slight Profit for Third Quarter and Year-to-Date Results

 Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported third quarter earnings of $24,000 or $0.02 per share compared to $392,000 or $0.25 per share in 2008. Earnings for the first nine months of 2009 were $639,000 or $0.41 per share compared to $1,429,000 or $0.92 per share in 2008.  Factors causing the decrease in year-to-date net income included a $971,000 increase in the provision for loan losses and a $425,000 increase in FDIC insurance premiums including a special assessment to help replenish the FDIC insurance fund.

LSB Financial President & CEO, Randolph F. Williams, stated, “We believe our market is starting to show some signs of improvement.  Second quarter national data on house price appreciation recently released by the Federal Housing Finance Administration ranked the Lafayette area 7th best out of 296 markets in the country.  Unemployment in Tippecanoe County has fallen three consecutive months ending at 8.5% in September.  Unfortunately, there is much more to be done before things return to normal.  In the meantime we continue to do what we can to help negatively impacted borrowers work through the recession to reach the best possible outcome.

“Our non-performing loans as of September 30, 2009 were $11,982,000 or 3.74% of total loans compared to $7,976,000 or 2.41% at December 31, 2008.  $1.9 million of September’s non-performing loans were loans that were restructured and are paying as agreed.  While we are unhappy at the increase in non-performing loans we are encouraged that the number of borrowers falling behind in their payments for the first time continues to be very small.

“We wrote off $1,863,000 of loan losses in the first nine months of 2009 representing losses on 50 properties either taken into other real estate owned or sold, including three loans totaling $796,000 which we had fully reserved.  Through the first nine months of 2009 we allocated additional reserves of $1,823,000 based on an analysis of loans currently in our loan portfolio.  We believe this amount will keep our reserves at a level adequate to cover future losses.  For the first nine months of 2008 we allocated $852,000 to loan loss reserves.  The balance of loan loss reserves at September 30, 2009 was $3,678,000 or 1.14% of total loans, compared to $3,697,000 or 1.12% at December 2008.”

Williams added, “We consider it essential to keep the bank well capitalized, especially as we manage through this recession.  Our ratio of equity to assets increased to 9.43% at September 30, 2009 compared to 9.14% at December 31, 2008.   We increased equity by continuing to generate earnings even in these challenging economic times.  In addition we reduced assets by becoming more selective about increasing our loan portfolio and by using short term investments to pay off some maturing costly deposits.  Our September 30, 2009 ratio of equity to assets of

9.43% is well above the 5% level considered “well-capitalized” by our primary regulator.  Capital is widely considered the first line of defense against unforeseen losses of any type.”

The Company also announced that it will pay a quarterly cash dividend of $0.125 per share to shareholders of record as of the close of business on November 6, 2009 with a payment date of December 4, 2009.

The closing market price of LSB stock on November 12, 2009 was $12.66 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	September 30, 2009	December 31, 2008

Cash and due from banks	$5,424	$2,046
Short-term investments	2,318	9,179
Securities available-for-sale	13,242	11,853
Loans held for sale	1,063	1,342
Net portfolio loans	318,970	325,297
Allowance for loan losses	3,678	3,697
Premises and equipment, net	6,289	6,461
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	6,016	5,841
Other assets	6,328	6,996
Total assets	363,647	373,012

Deposits	268,485	258,587
Advances from Federal Home Loan Bank	58,000	78,500
Other liabilities	2,877	1,850

Shareholders’ equity	34,285	34,075
Book value per share	$22.07	$21.92
Equity / assets	9.43%	9.14%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$11,982	$7,976
Loans past due 90 days still on accrual	---	---
Other real estate / assets owned	1,116	1,412
Total non-performing assets	13,098	9,388

Non-performing loans / total loans	3.74%	2.41%
Non-performing assets / total assets	3.60%	2.52%
Allowance for loan losses / non-performing loans	30.70%	46.35%
Allowance for loan losses / non-performing assets	28.08%	39.38%
Allowance for loan losses / total loans	1.14%	1.12%
Loans charged off (nine months-to-date and year-to-date, respectively)	$1,863	$1,183
Recoveries on loans previously charged off	20	77

	Three months ended September 30,		Nine months ended September 30,
Selected operating data:	2009	2008	2009	2008
Total interest income	$4,874	$5,295	$14,905	$16,090
Total interest expense	2,262	2,855	7,371	8,507
Net interest income	2,612	2,440	7,534	7,583
Provision for loan losses	865	352	1,823	852
Net interest income after provision	1,747	2,088	5,711	6,731
Non-interest income:
Deposit account service charges	387	465	1,093	1,293
Gain on sale of mortgage loans	167	34	1,141	58
Gain(loss) on sale of securities and other assets	(40)	11	(106)	31
Other non-interest income	285	288	778	920
Total non-interest income	799	798	2,906	2,302
Non-interest expense:
Salaries and benefits	1,245	1,095	3,977	3,467
Occupancy and equipment, net	325	361	994	1,046
Computer service	143	138	424	409
Advertising	81	61	198	201
FDIC insurance premiums	256	100	624	199
Other	539	589	1,609	1,670
Total non-interest expense	2,589	2,344	7,826	6,992
Income before income taxes	(43)	542	791	2,041

Income tax expense	(67)	150	152	612
Net income	24	392	639	1,429

Weighted average number of diluted shares	1,553,586	1,554,245	1,553,598	1,557,381
Diluted earnings per share	$0.02	$0.25	$0.41	$0.92

Return on average equity	0.28%	5.30%	2.48%	5.80%
Return on average assets	0.03%	0.49%	0.23%	0.56%
Average earning assets	$346,774	$344,590	$355,233	$334,301
Net interest margin	3.01%	2.83%	2.83%	3.02%
Efficiency ratio	101.69%	81.22%	90.82%	77.41%